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                                                                    Exhibit 15.1


                     [Coopers & Lybrand L.L.P. Letterhead]


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

We are aware that our reports dated April 23, 1997, July 23, 1997, and October 22, 1997, on our review of interim financial information of UNUM Corporation and subsidiaries for the three-month, six-month, and nine-month periods ended March 31, 1997, June 30, 1997, and September 30, 1997, and included in the Company's quarterly reports on Forms 10-Q for the quarters then ended are incorporated by reference in Form S-8 pertaining to the UNUM Corporation 1998 Goals Stock Option Plan. Pursuant to Rule 436(c) under the Securities Act of 1933, this report should not be considered a part of the registration statement prepared or certified by us within the meaning of Section 7 and 11 of that Act.


/s/ Coopers & Lybrand L.L.P.
December 10, 1997